Exhibit (a)(5)(viii)

Ligand Commences Previously Announced

Cash Tender Offer to Acquire Pfenex Inc.

SAN DIEGO, Calif. (August 31, 2020) — Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that its wholly-owned subsidiary, Pelican Acquisition Sub, Inc. (the “Purchaser”), is commencing a tender offer to purchase all outstanding shares of common stock of Pfenex, Inc. (NYSE American: PFNX) at an offer price of $12.00 per share in cash, plus one non-transferable contractual contingent value right per share representing the right to receive a contingent payment of $2.00 in cash, if a certain specified milestone is achieved. The tender offer is being made pursuant to an Offer to Purchase, dated August 31, 2020 (the “Offer to Purchase”), and in connection with the Agreement and Plan of Merger, dated August 10, 2020, by and among Ligand, Purchaser and Pfenex (the “Merger Agreement”), which Ligand and Pfenex previously announced on August 10, 2020.

The tender offer will expire at midnight (New York City time) at the end of the day on Tuesday, September 29, 2020, (such date and time, the “Expiration Date”), unless (i) the Purchaser extends the period during which the tender offer is open pursuant to and in accordance with the terms of the Merger Agreement, in which case the term “Expiration Date” means the latest date and time at which the offer period, as so extended by the Purchaser, will expire or (ii) the Merger Agreement has been earlier terminated. Pursuant to the Merger Agreement, the Purchaser will extend the offer period for any period or periods required by any applicable law or applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission (“SEC”) or its staff or the NYSE American, and the Purchaser may (and if requested by Pfenex shall) extend the Offer for successive periods of up to 10 business days each (or such longer period as may be approved by Pfenex), if on or prior to any then scheduled Expiration Date, any of the conditions to the offer (other than the Minimum Condition (as defined below)) has not been satisfied or waived (where permitted by applicable law or the Merger Agreement). The Purchaser will also extend the offer period for successive periods of 10 business days each (or such longer period as may be approved by Pfenex), if on or prior to any then scheduled Expiration Date, all conditions to the offer (other than the Minimum Condition) have been satisfied or waived (where permitted by applicable law or the Merger Agreement); provided, in no event will the Purchaser be required to extend the tender offer on more than two occasions (but may elect to do so in its sole and absolute discretion).

The tender offer is not subject to any financing condition. The tender offer is conditioned upon (i) there being validly tendered in the tender offer and not properly withdrawn prior to the Expiration Date, a number of shares of common stock which, together with the number of shares of common stock then owned by Ligand or any of its wholly-owned direct or indirect subsidiaries, including the Purchaser (if any), represents at least a majority of the then outstanding shares of common stock (determined in accordance with the Merger Agreement) (excluding from the number of tendered shares, shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware, by the depositary for the tender offer pursuant to such procedures) (the “Minimum Condition”); (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; (iii) the absence of legal restraints that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger; and (iv) the satisfaction or waiver by the Purchaser of the other conditions and requirements of the tender offer. As soon as practicable following the consummation of the tender offer, the Purchaser will merge with and into Pfenex with Pfenex continuing as the surviving corporation and as a wholly-owned subsidiary of Ligand.

D.F. King & Co., Inc. is acting as information agent and American Stock Transfer & Trust Company, LLC is acting as depositary in the tender offer. Requests for documents and questions regarding the tender offer may be directed to the information agent by telephone at (800) 821-8781.

About Ligand

Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Ligand’s business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Ligand’s goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Ligand’s business model is based on doing what Ligand does best: drug discovery, early-stage drug development, product reformulation and partnering. Ligand partners with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. The Vernalis Design Platform (VDP) integrates protein structure determination and engineering, fragment screening and molecular modeling, with medicinal chemistry, to help enable success in novel drug discovery programs against highly-challenging targets. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Servier, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Additional Information and Where to Find It

This press release is for informational purposes only and is not an offer to buy nor a solicitation of an offer to sell any shares of common stock of Pfenex. The solicitation and the offer to buy shares of common stock of Pfenex is being made pursuant to a tender offer statement on Schedule TO, including the Offer to Purchase, a letter of transmittal and other related materials that were filed by Ligand and the Purchaser with the SEC on August 31, 2020. In addition, Pfenex has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on August 31, 2020. Investors can obtain a free copy of these materials and other documents filed by Ligand, the Purchaser and Pfenex with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, copies of these materials and other documents by contacting the information agent for the tender offer. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF PFENEX AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These forward-looking statements include, without limitation, statements regarding: the timing of the anticipated acquisition and when and whether the anticipated acquisition ultimately will close; the potential contributions the acquisition is expected to bring to Ligand, including technologies, collaborations and revenue streams, the potential to secure additional licenses, and development operations; and the expected impact on Ligand’s future financial and operating results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: the risk that the conditions to the closing of the transaction are not satisfied, including the risk that Ligand may not receive sufficient number of shares tendered from Pfenex’s stockholders to complete the tender offer; litigation relating to the transaction; uncertainties as to the timing of the consummation of the transaction and the ability of each of Ligand or Pfenex to consummate the transaction; risks that the proposed transaction disrupts the current plans and operations of Ligand or Pfenex; the ability of Pfenex to retain key personnel; competitive responses to the proposed transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; Ligand’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating Pfenex with its existing businesses; the impact of COVID-19 on Ligand’s and Pfenex’s businesses and the timing of the transaction; legislative, regulatory and economic developments; and other risks described in Ligand’s prior press releases and filings with the SEC. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Ligand disclaims any intent or obligation to update these forward-looking statements after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts: Ligand Pharmaceuticals Incorporated Patrick O’Brien investors@ligand.com (858) 550-7893 Twitter: @Ligand_LGND	LHA Investor Relations Bruce Voss bvoss@lhai.com (310) 691-7100

# # #